FOR:	International Speedway Corporation
CONTACT:	Investor Relations (386) 681-6516

INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL
RESULTS FOR THE SECOND QUARTER OF FISCAL 2019

~Reaffirms Full Year 2019 Guidance~

DAYTONA BEACH, Fla. - July 3, 2019 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported financial results for its fiscal second quarter ended May 31, 2019.
"Financial results for the second quarter are in line with our 2019 outlook," stated Lesa France Kennedy, ISC Chief Executive Officer. "During the quarter, we hosted six successful Monster Energy NASCAR Cup weekends and Bike Week at Daytona. We continue our consumer-focused sales and marketing initiatives, providing segmented experiences desired by fans for a good value."
"In April, we opened the Marriott Autograph Collection hotel, The DAYTONA, to great success, and commenced construction of the ICON Lifestyle Apartments, both part of the greater ONE DAYTONA project. We anticipate these components will greatly assist in providing the momentum needed to drive this development to stabilization."
"Construction on the redevelopment of the iconic infield at Talladega Superspeedway continues. The redevelopment will immerse fans into the sport of NASCAR with a one-of-a-kind Talladega Garage Experience, featuring unprecedented access, interactive attractions and enhanced amenities for guests. While components of the redevelopment opened for the spring NASCAR weekend, the full project will be completed in the fourth quarter of fiscal 2019, in time for Talladega's 50th anniversary."
"We believe prudent reinvestment in our facilities and strategic developments will continue to position ISC for long-term growth and deliver shareholder value."
Second Quarter Comparison
Total revenues for the three months ended May 31, 2019 were approximately $168.1 million, compared to revenues of approximately $171.7 million for the same period in fiscal 2018. Operating income was approximately $15.5 million during the period compared to approximately $17.3 million for the same period in fiscal 2018. Period-over-period comparability was impacted by:

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•
During our second quarter of fiscal 2019, in accordance with our contracts, we terminated the sponsorship agreements and related sublease agreements with one of our marketing partners that filed for bankruptcy. As a result, we experienced lower admissions and sponsorship revenues related to the sponsorship agreements and lower rental expense related to the sublease agreements during the three months ended May 31, 2019 as compared to the same period in fiscal 2018;

•	In the second quarter of fiscal 2018, we hosted an IndyCar event at ISM Raceway, for which there was no comparable event in fiscal 2019;

•	In the second quarter of fiscal 2018, we hosted the Country 500 music festival at Daytona, for which there was no comparable event in fiscal 2019;

•
During the three months ended May 31, 2019, we recognized revenue and expense recorded in the respective food, beverage and merchandise accounts related to the acquisition of Racing Electronics, for which there was no comparable activity in the same period of the prior year;

•
During the three months ended May 31, 2019, we received certain lease rents, and incurred operating expenses, related to ONE DAYTONA as a result of certain tenants commencing operations in the current period, for which there was no comparable activity in the same period of the prior year (see "ONE DAYTONA");

•
During the three months ended May 31, 2019, we recognized approximately $0.1 million, or less than $0.01 per diluted share, of costs incurred associated with the Agreement and Plan of Merger ("Merger Agreement") entered into on May 22, 2019 by ISC with NASCAR Holdings, Inc. and Nova Merger Sub, Inc., a wholly owned subsidiary of NASCAR. There were no comparable costs for the three months ended May 31, 2018;

•
During the three months ended May 31, 2019, we incurred approximately $0.4 million, or less than $0.01 per diluted share, of a one-time, non-cash charge related to terminated agreements associated with non motorsports operations. There were no comparable costs during the three months ended May 31, 2018;

•
During the three months ended May 31, 2018, we recognized $0.3 million, or $0.01 per diluted share, of accelerated depreciation due to shortening the service lives of certain assets associated with The ISM Raceway Project and the infield project at Richmond. There were no comparable costs during the three months ended May 31, 2019;

•
During the three months ended May 31, 2019, we recognized $0.5 million, or $0.01 per diluted share, of asset retirement losses primarily attributable to demolition and/or asset relocation costs in connection with the infield project at Talladega. During the three months ended May 31, 2018, we recognized $0.1 million, or less than $0.01 per diluted share, of asset retirement losses primarily attributable to demolition and/or asset relocation costs in connection with ONE DAYTONA, facility optimization initiatives, and other capital improvements including the infield project at Richmond;

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•
During the three months ended May 31, 2018, we recognized approximately $0.1 million, or less than $0.01 per diluted share, in non-recurring costs that are included in general and administrative expense related to The ISM Raceway Project. There were no comparable costs during the three months ended May 31, 2019; and

•
During the three months ended May 31, 2018, we capitalized approximately $0.8 million, or $0.02 per diluted share, of interest, primarily relating to The ISM Raceway Project, and to a lesser extent, ONE DAYTONA. We did not capitalize any interest related to these projects for the three months ended May 31, 2019.

Net income for the three months ended May 31, 2019, was approximately $15.1 million, or $0.35 per diluted share, compared to approximately $16.7 million, or $0.38 per diluted share, in the prior year period. Excluding losses associated with the retirements of certain other long-lived assets, costs related to the Merger Agreement, non-recurring, non-capitalized costs related to the purchase of certain assets from Racing Electronics, and terminated agreements related to non motorsports operations, non-GAAP net income, as defined below, was $15.9 million, or $0.36 per diluted share, as compared to $16.4 million, or $0.37 per diluted share, for the three months ended May 31, 2019 and 2018, respectively (see "GAAP to Non-GAAP Reconciliation").
Year-to-Date Comparison
Total revenues for the six months ended May 31, 2019 were approximately $318.6 million, compared to revenues of approximately $320.6 million for the same period in fiscal 2018. Operating income was approximately $41.0 million during the period compared to approximately $49.8 million for the same period in fiscal 2018. Period-over-period comparability was impacted by:

•
In the first quarter of fiscal 2019, we were informed of a bankruptcy proceeding related to one of our marketing partners. During our second quarter of fiscal 2019, in accordance with our contracts, we terminated the sponsorship agreements and related sublease agreements with this entity. As a result, we experienced lower admissions and sponsorship revenues related to the sponsorship agreements and lower rental expense related to the sublease agreements during the six months ended May 31, 2019 as compared to the same period in fiscal 2018;

•	In the second quarter of fiscal 2018, we hosted an IndyCar event at ISM Raceway, for which there was no comparable event in fiscal 2019;

•	In the second quarter of fiscal 2018, we hosted the Country 500 music festival at Daytona, for which there was no comparable event in fiscal 2019;

•
During the six months ended May 31, 2019, we recognized revenue and expense recorded in the respective food, beverage and merchandise accounts related to the acquisition of Racing Electronics, for which there was no comparable activity in the same period of the prior year;

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•
During the six months ended May 31, 2019, we received certain lease rents, and incurred operating expenses, related to ONE DAYTONA as a result of certain tenants commencing operations in the current period, for which there was no comparable activity in the same period of the prior year (see "ONE DAYTONA");

•
During the six months ended May 31, 2019, we recognized approximately $2.9 million, or $0.05 per diluted share, of costs incurred associated with the Merger Agreement. There were no comparable costs for the six months ended May 31, 2018;

•
During the six months ended May 31, 2019, we incurred approximately $0.3 million, or less than $0.01 per diluted share, of non-capitalized, non-recurring acquisition costs related to the purchase of certain assets from Racing Electronics. There were no comparable costs during the six months ended May 31, 2018;

•
During the six months ended May 31, 2019, we incurred approximately $0.4 million, or less than $0.01 per diluted share, of a one-time, non-cash charge related to terminated agreements associated with non motorsports operations. There were no comparable costs during the three months ended May 31, 2018;

•
During the six months ended May 31, 2019, we recognized $0.9 million, or $0.02 per diluted share, of accelerated depreciation due to shortening of the service lives of certain assets associated with the infield project at Talladega. During the six months ended May 31, 2018, we recognized $1.2 million, or $0.02 per diluted share, of accelerated depreciation due to shortening the service lives of certain assets associated with The ISM Raceway Project and the infield project at Richmond;

•
During the six months ended May 31, 2019, we recognized $0.8 million, or $0.02 per diluted share, of asset retirement losses primarily attributable to demolition and/or asset relocation costs in connection with the infield project at Talladega. During the six months ended May 31, 2018, we recognized $1.2 million, or $0.02 per diluted share, of asset retirement losses primarily attributable to demolition and/or asset relocation costs in connection with ONE DAYTONA, facility optimization initiatives, and other capital improvements including the infield project at Richmond;

•
During the six months ended May 31, 2018, we recognized approximately $0.2 million, or less than $0.01 per diluted share, in non-recurring costs that are included in general and administrative expense related to The ISM Raceway Project. There were no comparable costs during the six months ended May 31, 2019;

•
During the six months ended May 31, 2018, we capitalized approximately $1.7 million, or $0.03 per diluted share, of interest, primarily relating to The ISM Raceway Project, and to a lesser extent, ONE DAYTONA. We did not capitalize any interest related to these projects for the six months ended May 31, 2019; and

•
During the six months ended May 31, 2018, we recorded approximately $143.9 million, or $3.25 per diluted share, of a non-recurring, non-cash income tax benefit related to the Tax Cuts and Jobs Act of 2017. There were no comparable benefits for the six months ended May 31, 2019.

Net income for the six months ended May 31, 2019, was approximately $36.6 million, or $0.84 per diluted share, compared to approximately $186.0 million, or $4.21 per diluted share, in the prior year period. Excluding

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accelerated depreciation related to the infield project at Talladega, losses associated with the retirements of certain other long-lived assets, costs related to the Merger Agreement, non-recurring, non-capitalized costs related to the purchase of certain assets from Racing Electronics, and terminated agreements costs related to non motorsports operations, non-GAAP net income, as defined below, was $40.6 million, or $0.93 per diluted share, as compared to $42.8 million, or $0.97 per diluted share, for the six months ended May 31, 2019 and 2018, respectively (see "GAAP to Non-GAAP Reconciliation").
GAAP to Non-GAAP Reconciliation
The following discussion and analysis of our financial condition and results of operations is presented below using financial measures other than U.S. generally accepted accounting principles (“non-GAAP”). Non-GAAP financial measures, such as Adjusted EBITDA (see below for management interpretation of Adjusted EBITDA), should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). The non-GAAP financial measures disclosed herein do not have standard meaning and may vary from the non-GAAP financial measures used by other companies or how we may calculate those measures in other instances from time to time. The financial information, presented in the tables that follow, have been reconciled to comparable GAAP measures (see "Adjusted EBITDA" below).
The non-GAAP financial measures identified in the tables that follow include adjusted income before taxes, adjusted net income and adjusted diluted earnings per share. These non-GAAP financial measures are derived by adjusting amounts for certain items, presented in the accompanying selected operating statement data that have been determined in accordance with GAAP. The financial measures, income before taxes, net income and diluted earnings per share, should not be construed as an inference by us that our future results will be unaffected by those items, which have been excluded to achieve our adjusted, non-GAAP financial measures.
We believe such non-GAAP information is useful and meaningful, and is used by investors to assess the performance of our core operations, which primarily consist of the ongoing promotions of racing events at our major motorsports entertainment facilities. Such non-GAAP information separately identifies, displays, and adjusts for items that are not considered to be reflective of our continuing core operations at our motorsports entertainment facilities. We believe that such non-GAAP information improves the comparability of the operating results and provides a better understanding of the performance of our core operations for the periods presented.
We use this non-GAAP information to analyze current performance and trends, and make decisions regarding future ongoing operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered independent of, or as a substitute for, results prepared

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in accordance with GAAP. Management uses both GAAP and non-GAAP information in evaluating and operating the business and as such deemed it important to provide such information to investors.
The following financial information is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data.
The adjustments for fiscal 2018 relate to non-recurring costs incurred associated with The ISM Raceway Project, losses associated with the retirements of certain other long-lived assets in connection with ONE DAYTONA, facility optimization initiatives, and other capital improvements including the infield project at Richmond, accelerated depreciation (associated with The ISM Raceway Project and the infield project at Richmond), capitalized interest related to The ISM Raceway Project and ONE DAYTONA, and an income tax benefit, primarily related to a reduction in our deferred tax liability, as a result of the lower corporate tax rate from the Tax Cut and Jobs Act of 2017.
The adjustments for fiscal 2019 relate to losses associated with the retirements of certain other long-lived assets in connection with the infield project at Talladega, accelerated depreciation associated with the infield project at Talladega, non-recurring, non-capitalized costs related to the purchase of certain assets from Racing Electronics, one-time, non-recurring terminated agreements costs related to non motorsports operations, and costs incurred associated with the Merger Agreement.

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Amounts are in thousands, except per share data, which is shown net of income taxes, (unaudited):

	Three Months Ended May 31, 2018
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$21,440	$4,770	$16,670	$0.38
Adjustments:
The ISM Raceway Project	111	29	82	0.00
Accelerated depreciation	301	79	222	0.01
Losses on retirements of long-lived assets	132	33	99	0.00
Capitalized interest	(844)	(220)	(624)	(0.02)
Non-GAAP	$21,140	$4,691	$16,449	$0.37

	Three Months Ended May 31, 2019
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$19,551	$4,478	$15,073	$0.35
Adjustments:
Losses on retirements of long-lived assets	507	123	384	0.01
Merger Agreement costs	99	24	75	0.00
Non-capitalized costs related to business combination	35	9	26	0.00
Terminated agreements	389	94	295	0.00
Non-GAAP	$20,581	$4,728	$15,853	$0.36

	Six Months Ended May 31, 2018
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$55,893	$(130,123)	$186,016	$4.21
Adjustments:
The ISM Raceway Project	216	56	160	0.00
Accelerated depreciation	1,154	301	853	0.02
Losses on retirements of long-lived assets	1,248	325	923	0.02
Capitalized interest	(1,672)	(436)	(1,236)	(0.03)
Net tax benefit	—	143,900	(143,900)	(3.25)
Non-GAAP	$56,839	$14,023	$42,816	$0.97

	Six Months Ended May 31, 2019
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$48,103	$11,475	$36,628	$0.84
Adjustments:
Losses on retirements of long-lived assets	782	193	589	0.02
Accelerated depreciation	943	231	712	0.02
Merger Agreement costs	2,903	710	2,193	0.05
Non-capitalized costs related to business combination	256	62	194	0.00
Terminated agreements	389	94	295	0.00
Non-GAAP	$53,376	$12,765	$40,611	$0.93

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Adjusted EBITDA
In an effort to enhance the comparability and understandability of certain forward looking financial guidance, we adjust for certain non-recurring items that will be included in our future GAAP reporting to provide information that we believe best represents our expectations for our business performance. We calculate Adjusted EBITDA, a non-GAAP financial measure, as GAAP operating income, plus depreciation, amortization, impairment/losses on retirements of long-lived assets, other previously stated non-GAAP adjustments, and cash distributions from equity investments. We have not reconciled non-GAAP forward-looking measures to their most directly comparable GAAP measure as such reconciliations would require unreasonable efforts to estimate and quantify various necessary GAAP components largely because forecasting or predicting our future operating results is subject to many factors not in our control or not readily predictable, as detailed in the "Risk Factors" section of our previously publicly filed documents, including Forms 10-K and 10-Q, with the SEC, any or all of which can significantly impact our future results. These components, and other factors, could significantly impact the amount of the future directly comparable GAAP measures, which may differ significantly from their non-GAAP counterparts.
The following schedule reconciles our financial performance prepared in accordance with GAAP to the non-GAAP financial measure of Adjusted EBITDA (in thousands):

	Three Months Ended		Six Months Ended
	May 31, 2018	May 31, 2019	May 31, 2018	May 31, 2019

Net Income (GAAP)	$16,670	$15,073	$186,016	$36,628
Adjustments:
Income tax (benefit) expense	4,770	4,478	(130,123)	11,475
Interest income	(732)	(1,339)	(1,253)	(2,572)
Interest expense	2,900	3,716	5,785	7,438
Other	—	—	(15)	—
Equity in net income from equity investments	(6,351)	(6,425)	(10,659)	(11,937)
Operating Income (GAAP)	$17,257	$15,503	$49,751	$41,032
Adjustments:
Depreciation and amortization	26,859	28,809	53,598	58,068
Impairments/losses on retirements of long-lived assets	195	640	1,357	1,021
Other Non-GAAP adjustments (1)	111	523	216	3,548
Cash distributions from equity investments	6,375	6,588	11,625	12,772
Adjusted EBITDA (non-GAAP)	$50,797	$52,063	$116,547	$116,441
(1) Other Non-GAAP adjustments include:

i.	2018 adjustments for the three and six month periods relate to costs associated with The ISM Raceway Project of approximately $0.1 million and $0.2 million, respectively; and

ii.
2019 adjustments for the three and six month periods relate to costs associated with terminated agreements of approximately $0.4 million for both periods, the Merger Agreement of approximately $0.1 million and $2.9 million, respectively, and non-capitalized, non-recurring acquisition costs of Racing Electronics of approximately $35.0 thousand and $0.3 million, respectively.

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Corporate Sales
NASCAR is a powerful brand with a loyal fan base that we believe is aware of, appreciates and supports corporate participation to a greater extent than fans of any other sports property. The combination of brand power and fan loyalty provides an attractive platform for robust corporate partnerships. The number of FORTUNE 500 companies invested in NASCAR remains higher than any other sport. More than one in four FORTUNE 500 companies and nearly half of the FORTUNE 100 companies use NASCAR as part of their marketing strategy.
For fiscal 2019, we have corporate partnership agreements in place for approximately 91.0 percent of our gross marketing partnership revenue target and we have sold all Monster Energy NASCAR Cup entitlements. This compares to approximately 91.5 percent for the same period in fiscal 2018.
External Growth, Financing-Related and Other Initiatives
Capital Allocation
We have established a long-term capital allocation plan to ensure we generate sufficient cash flow from operations to fund our working capital needs, capital expenditures at existing facilities, return of capital through payments of an annual cash dividend, and repurchase of our shares under our Stock Purchase Plan. In addition, we have used the proceeds from offerings of our Class A Common Stock, the net proceeds from the issuance of long-term debt, borrowings under our credit facilities, and state and local mechanisms to fund acquisitions and development projects.
We continue to operate under a five-year capital allocation plan adopted by the Board of Directors, covering fiscal years 2017 through 2021. Components of this plan include:

•
Capital expenditures for existing facilities up to $500.0 million from fiscal 2017 through fiscal 2021.  This allocation will fund reinvestments for impact capital projects, (see “The ISM Raceway Project”, "Richmond Raceway" and "Talladega Infield Project"), as well as all other maintenance and guest experience capital expenditures for the remaining existing facilities. While many components of these expected projects will exceed weighted average cost of capital, considerable maintenance capital expenditures of approximately $40.0 million to $60.0 million annually, will likely result in a blended return of this invested capital in the low-to-mid single digits;

•
In addition to the aforementioned $500.0 million in capital expenditures for existing facilities, we expect we will have an additional approximate $111.0 million of capital expenditures, exclusive of capitalized interest and net of public incentives, related to ONE DAYTONA and the Shoppes at ONE DAYTONA (see "ONE DAYTONA"). We expect the returns of this investment to exceed our weighted average cost of capital; and

•
Approximately $280.0 million return of capital to shareholders through dividends and share repurchases. In fiscal 2019, we increased our dividend approximately 4.3 percent to $0.49 per share. We expect dividends to increase in 2020 and beyond, by approximately four to five percent annually. Concerning share

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repurchases, for the six months ended May 31, 2019, we did not repurchase any shares of ISCA on the open market. At May 31, 2019, we had approximately $138.7 million remaining repurchase authority under the current $530.0 million Stock Purchase Plan. Transactions occur in open market purchases made pursuant to a trading plan under Rule 10b5-1. We currently have no active Rule 10b5-1 plans.
Our cash position and future liquidity has been further enhanced by the Tax Cut and Jobs Act of 2017 ("Tax Act") passed by Congress in December 2017. We expect the Tax Act to favorably impact our future liquidity, primarily a result of the lower single corporate tax rate from 35.0 percent to 21.0 percent, which will lower our effective tax rate and annual tax liability. Additionally, the Tax Act provides for 100.0 percent expensing of certain capital investments through 2022.
We will continue to explore development and/or acquisition opportunities beyond the initiatives discussed above that build shareholder value and exceed our weighted average cost of capital. Should additional development and/or acquisitions be pursued, we will provide discrete information on timing, scope, cost and expected returns of such opportunities.
The aforementioned represents certain components of our capital allocation plan for fiscal years 2017 through 2021. This capital allocation plan is reviewed annually, or more frequently if necessary, based on changes in business conditions.
Capital Expenditures
An important strategy for our future growth will come from investing in our major motorsports facilities to enhance the live event experience and better enable us to effectively compete with other entertainment venues for consumer and corporate spending. To better meet our customers' expectations, we are committed to improving the guest experience at our facilities through on-going capital improvements that position us for long-term growth.
Capital expenditures for projects were approximately $42.6 million for the six months ended May 31, 2019. In comparison, we spent approximately $65.0 million on capital expenditures for projects for the same period in fiscal 2018. For fiscal 2019, we expect capital expenditures associated with the aforementioned capital allocation plan to range between approximately $90.0 million and $100.0 million for existing facilities, which includes the Talladega Infield Project described below, and remaining capital expenditures related to the completion of projects at ISM Raceway, Richmond Raceway and ONE DAYTONA and the Shoppes.
We review the capital expenditure program periodically and modify it as required to meet current business needs.
ONE DAYTONA
ONE DAYTONA, a premier mixed-use and entertainment destination across from Daytona International Speedway, has crafted a strategy that will create synergy with Daytona International Speedway, enhance customer and partner experiences and monetize our real estate on a year-round basis. Complementing ONE DAYTONA is the retail property adjacent to the development, known as the Shoppes at ONE DAYTONA.

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We have approved land use entitlements for ONE DAYTONA to allow for up to 1.4 million square feet of retail, dining, and entertainment ("RD&E"), a 2,500-seat movie theater, 660 hotel rooms, 1,350 residential units, 567,000 square feet of additional office space and 500,000 square feet of commercial/industrial space.
The RD&E component of phase one is owned 100.0 percent by ISC. The expected total square footage for the RD&E first phase is approximately 300,000 square feet. We expect cash spent to be approximately $95.0 million, net of public incentives, in fiscal 2016 through 2019 on the RD&E component of ONE DAYTONA’s first phase. Other sources of funding towards the overall ONE DAYTONA project will include the public incentives discussed below and land contributed to the joint ventures associated with the project.
Shaner Hotels and Prime Hospitality Group ("PHG") have been selected as hotel partners. They have executed a franchise agreement with Marriott International for an exclusive 144-room full service Autograph Collection hotel at ONE DAYTONA, known as The DAYTONA, as well as a 105-room select-service Fairfield Inn & Suites by Marriott. The Fairfield Inn and Suites opened in December 2017, while The DAYTONA opened in April 2019. As part of the partnership agreement, our portion of equity is limited to our land contribution and we will share proportionately in the profits from the joint ventures.
Prime Group has been selected as the partner for ONE DAYTONA’s residential development. Following an extensive request for proposal process, ONE DAYTONA chose the Florida developer based on their command of market demographics, development experience and expert property management systems. Prime Group is proceeding with the development in ONE DAYTONA for approximately 282 luxury apartment rental units that will add critical mass to the overall ONE DAYTONA campus. Similar to the hotel partnership, our portion of equity is limited to our land contribution and we will share proportionately in the profits from the joint venture. In March 2019, our land contribution of approximately $3.7 million was finalized. Vertical construction of the residential project has commenced and some units are expected to open in the fourth quarter of fiscal 2019.
In fiscal 2018, our Board approved the purchase of property and an office building adjacent to ONE DAYTONA, strategically located with roadside frontage to Bill France Boulevard. The purchase price was $3.6 million and was completed in the first quarter of fiscal 2019. Simultaneous to the purchase, we executed a long-term lease for a portion of the commercial office space located on the property.
A Community Development District ("CDD") has been established for the purpose of installing and maintaining public infrastructure at ONE DAYTONA. The CDD is a local, special purpose government framework authorized by Chapter 190 of the Florida Statutes for managing and financing infrastructure to support community development. The CDD has negotiated agreements with the City of Daytona Beach and Volusia County for a total of up to $40.0 million in incentives to finance a portion of the infrastructure required for the ONE DAYTONA project. The CDD purchased certain infrastructure assets, and specific easement rights, from ONE DAYTONA, and in October 2018, ONE DAYTONA received approximately $20.0 million of the total incentive amount in cash, with $10.5 million to be received in annual payments derived from a long-term note receivable issued by the CDD. The

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first payment of the note receivable is expected in fiscal 2019 with maturity no later than fiscal 2046. The remainder of the incentives can be received based on certain criteria met by the project through fiscal 2046.
Total capital expenditures for ONE DAYTONA and the Shoppes, excluding capitalized interest and net of public incentives, are expected to be approximately $111.0 million. From inception, through May 31, 2019, capital expenditures totaled approximately $85.4 million, exclusive of capitalized interest and labor. At this time, there is no project specific financing in place for ONE DAYTONA. Ultimately, we may secure financing for the project upon stabilization. We expect returns for ONE DAYTONA to exceed our weighted average cost of capital as we progress to stabilization.
Any future phases will be subject to prudent business considerations for which we will provide discrete cost and return disclosures.
The ISM Raceway Project
On November 30, 2016, we announced the approval of a multi-year redevelopment project ("The ISM Raceway Project") to elevate the guest experience at ISM Raceway, our 54-year-old motorsports venue. The redevelopment was focused on new and upgraded seating areas, vertical transportation options, new concourses, enhanced hospitality offerings, and a re-worked infield experience with a brand-new Fan Zone that offers greater accessibility to pre-race activities.
The ISM Raceway Project is included in our aforementioned $500.0 million capital allocation plan covering fiscal years 2017 through 2021. The ISM Raceway Project cost is approximately $178.0 million, including maintenance capital, before capitalized interest. Construction commenced in early fiscal 2017 and was completed in fall of 2018.
From inception, through May 31, 2019, we have incurred total capital expenditures related to The ISM Raceway Project, exclusive of capitalized interest and labor, of approximately $168.4 million. Despite not anticipating the need for additional long-term debt to fund this project, accounting rules dictate that we capitalize a portion of the interest on existing outstanding debt during the construction period.  From inception, through substantial completion of the project in the fall of 2018, we recorded approximately $5.1 million of capitalized interest related to The ISM Raceway Project. The ISM Raceway Project will contribute incrementally to our net revenue. Financial projections are included in our 2019 full fiscal year non-GAAP guidance.
Richmond Raceway
In June 2017, the Board of Directors approved a capital project for the redevelopment of the infield of Richmond Raceway ("Richmond Reimagined"). The new infield offers a variety of enhanced amenities for fans, teams, sponsors and other stakeholders. Fan access was the focus of Richmond Reimagined, which showcases new Monster Energy NASCAR Cup Series garages with a fan-viewing walkway. The new infield continues the track’s mission of being the most fan-friendly track on NASCAR’s schedule.

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Richmond Reimagined is included in our aforementioned $500.0 million capital allocation plan covering fiscal years 2017 through 2021. The project cost was approximately $30.0 million, which included maintenance capital, before capitalized interest. Richmond Reimagined was completed in September 2018. Richmond Reimagined will contribute incrementally to our net revenue. Financial projections are included in our 2019 full fiscal year non-GAAP guidance.
Talladega Superspeedway
In June 2018, the Board of Directors approved a capital project for the redevelopment of the infield of Talladega Superspeedway (known as "Transformation - the Talladega Superspeedway Infield Project"). The infield redevelopment project will offer new attractions and enhanced amenities for fans, sponsors, teams and stakeholders in the famous, historic Talladega infield. The infield redevelopment project will include a new interactive Garage Fan Zone Experience, a paddock club to enhance the experience for fans and corporate guests, new Gatorade Victory Lane with up-close fan views, and expanded premium RV camping located near the Alabama Gang Superstretch and by the start-finish line. A new turn 3 vehicle tunnel will provide unobstructed ingress/egress access to the infield for haulers and RV's.
The infield redevelopment project is included in our aforementioned $500.0 million capital allocation plan covering fiscal years 2017 through 2021. The project is expected to cost approximately $50.0 million, which includes maintenance capital, before capitalized interest. Construction commenced in the fall of 2018 and will be completed by fall of 2019. Talladega infield redevelopment will contribute incrementally to our net revenue. Financial projections are included in our 2019 full fiscal year non-GAAP guidance.
Hollywood Casino at Kansas Speedway
Kansas Entertainment, LLC, (“Kansas Entertainment”) a 50/50 joint venture of Penn Hollywood Kansas, Inc. (“Penn”), a subsidiary of Penn National Gaming, Inc. and Kansas Speedway Development Corporation (“KSDC”), a wholly owned indirect subsidiary of ISC, operates the Hollywood-themed casino and branded destination entertainment facility, overlooking turn two at Kansas Speedway. Penn is the managing member of Kansas Entertainment and is responsible for the operations of the casino.
We have accounted for Kansas Entertainment as an equity investment in the consolidated financial statements as of May 31, 2018 and 2019. Our 50.0 percent portion of Kansas Entertainment’s net income, which is before income taxes as the joint venture is a disregarded entity for income tax purposes, was approximately $10.6 million and $12.5 million for the six months ended May 31, 2018 and 2019, respectively, and is included in Equity in net income from equity investments in the consolidated statements of operations.
Pre-tax distributions from Kansas Entertainment for the six months ended May 31, 2019, totaling approximately $12.7 million, consists entirely as a distribution from its profits, included in net cash provided by operating activities on our consolidated statement of cash flows. Pre-tax distributions from Kansas Entertainment for the six months ended May 31, 2018, totaling $11.6 million, consisted of approximately $11.1 million received as a distribution from its profits, included in net cash provided by operating activities on our consolidated statement

International Speedway Corporation - Financial Results I 13

of cash flows, with the remaining approximate $0.5 million received, recognized as a return of capital from investing activities on our consolidated statement of cash flows.
For fiscal 2019, cash distributions from Kansas Entertainment are estimated to be approximately $27.0 million.
Fiscal 2019 Financial Outlook
Our reported quarterly and year to date earnings are presented under GAAP. In an effort to enhance the comparability and understandability of our forward looking financial guidance, we adjust for certain non-recurring items that will be included in our future GAAP reporting to provide information that we believe best represents our expectations for our core business performance.
For fiscal 2019, our non-GAAP guidance excludes:

•	costs incurred related to the Merger Agreement;

•	non-recurring, non-capitalized costs related to the purchase of certain assets from Racing Electronics;

•	one-time, non-cash charge related to terminated agreements associated with non motorsports operations;

•
accelerated depreciation and future loss on retirements, mostly non-cash, or relocation of certain long-lived assets, which could be recorded as part of capital improvements resulting in removal of assets prior to the end of their actual useful life, partially offset by capitalized interest;

•	start up and/or financing costs should our Hollywood Casino at Kansas Speedway joint venture pursue construction of an adjacent hotel;

•	any costs or income related to legal settlements; and

•	gain or loss on sale of other assets.
We are reaffirming our 2019 full fiscal year non-GAAP guidance as follows:
•Revenue: $685.0 million to $705.0 million;
•Operating margin: 13.5% to 16.0%;
•Effective tax rate: 25.0% to 26.0%; and
•Diluted earnings per share: $1.85 to $2.15.
The Company's guidance for Adjusted EBITDA is estimated to range between $230.0 million and $250.0 million, which includes pre-tax cash distributions of approximately $27.0 million from equity investments in the Hollywood Casino (see "GAAP to Non-GAAP Reconciliation").

International Speedway Corporation - Financial Results I 14

In closing, Ms. France Kennedy stated, "We maintain a solid financial position, developed over many years, that affords us the ability to follow our disciplined capital allocation strategy and maintain our leadership position in the motorsports industry.  We have a long-term capital allocation plan that extends through fiscal 2021, demonstrating our ongoing commitment to building long-term value.  For the future, we are well positioned to balance the strategic capital needs of our business with returning capital to our shareholders."
Conference Call Details
The management of ISC will host a conference call with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 7548358.
A live Webcast will also be available at that time on our website, www.internationalspeedwaycorporation.com, under the “Investor Relations” section. A replay will be available two hours after the end of the call through midnight Wednesday, July 17, 2019. To access, dial (855) 859-2056 and enter the code 7548358, or visit the “Investor Relations” section of our website.
International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. We own and/or operate 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; ISM Raceway near Phoenix, Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
We also own and operate Motor Racing NetworkSM, the nation's largest independent sports radio network, Racing Electronics, the leader in motorsports communication technology and equipment and Americrown Service , a subsidiary that provides catering services, and food and beverage concessions. In addition, we own ONE DAYTONA, the retail, dining and entertainment development across from Daytona International Speedway, and have a 50.0 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit our website at www.internationalspeedwaycorporation.com.
Statements made in this release that express ISC's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that ISC's actual results could differ materially from those contained in or implied by such forward-looking statements. ISC's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in ISC's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from ISC and the SEC. ISC undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

International Speedway Corporation - Financial Results I 15

(Tables Follow)

International Speedway Corporation - Financial Results I 16

Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended		Six Months Ended
	May 31, 2018	May 31, 2019	May 31, 2018	May 31, 2019
	(Unaudited)
REVENUES:
Admissions, net	$25,677	$24,388	$56,239	$53,722
Motorsports and other event related	133,328	126,783	239,114	233,424
Food, beverage and merchandise	6,906	11,364	14,856	20,616
Other	5,768	5,549	10,345	10,873
	171,679	168,084	320,554	318,635
EXPENSES:
Direct:
NASCAR event management fees	50,180	52,280	80,045	83,180
Motorsports and other event related	44,607	31,993	70,642	58,381
Food, beverage and merchandise	5,198	8,117	10,827	14,695
Other operating expenses	1,038	1,862	2,247	3,770
General and administrative	26,345	28,880	52,087	58,488
Depreciation and amortization	26,859	28,809	53,598	58,068
Losses on asset retirements	195	640	1,357	1,021
	154,422	152,581	270,803	277,603
Operating income	17,257	15,503	49,751	41,032
Interest income	732	1,339	1,253	2,572
Interest expense	(2,900)	(3,716)	(5,785)	(7,438)
Equity in net income from equity investments	6,351	6,425	10,659	11,937
Other	—	—	15	—
Income before income taxes	21,440	19,551	55,893	48,103
Income tax (benefit) expense	4,770	4,478	(130,123)	11,475
Net income	$16,670	$15,073	$186,016	$36,628

Dividends per share	$0.47	$0.49	$0.47	$0.49
Earnings per share:
Basic and diluted	$0.38	$0.35	$4.21	$0.84

Basic weighted average shares outstanding	44,158,611	43,441,350	44,177,342	43,431,283

Diluted weighted average shares outstanding	44,169,681	43,449,109	44,189,676	43,439,004

Comprehensive income	$16,870	$15,278	$186,405	$37,037

International Speedway Corporation - Financial Results I 17

Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	November 30, 2018	May 31, 2018	May 31, 2019
		(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$269,011	$327,133	$338,747
Receivables, less allowance	42,833	52,600	42,220
Income taxes receivable	—	2,854	—
Prepaid expenses and other current assets	10,611	23,427	28,253
Total Current Assets	322,455	406,014	409,220

Property and Equipment, net	1,515,041	1,510,321	1,501,365
Other Assets:
Equity investments	81,225	85,234	82,018
Intangible assets, net	178,563	178,564	179,828
Goodwill	118,331	118,331	118,872
Other	33,745	22,517	30,225
	411,864	404,646	410,943
Total Assets	$2,249,360	$2,320,981	$2,321,528
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$4,284	$3,884	$4,522
Accounts payable	31,508	42,282	24,726
Deferred income	36,801	92,360	79,436
Income taxes payable	2,535	—	2,111
Other current liabilities	15,551	36,367	37,010
Total Current Liabilities	90,679	174,893	147,805

Long-Term Debt	251,381	255,254	250,784
Deferred Income Taxes	260,666	259,328	260,504
Long-Term Deferred Income	7,575	8,108	7,182
Other Long-Term Liabilities	3,101	2,681	2,910
Commitments and Contingencies	—	—	—
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized	234	241	235
Class B Common Stock, $.01 par value, 40,000,000 shares authorized	196	197	196
Additional paid-in capital	425,233	430,134	425,886
Retained earnings	1,211,499	1,191,747	1,226,821
Accumulated other comprehensive loss	(1,204)	(1,602)	(795)
Total Shareholders’ Equity	1,635,958	1,620,717	1,652,343
Total Liabilities and Shareholders’ Equity	$2,249,360	$2,320,981	$2,321,528

International Speedway Corporation - Financial Results I 18

Consolidated Statements of Cash Flows
(In Thousands)

	Six Months Ended
	May 31, 2018	May 31, 2019
	(Unaudited)
OPERATING ACTIVITIES
Net income	$186,016	$36,628
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	53,598	58,068
Stock-based compensation	1,585	1,663
Amortization of financing costs	806	827
Deferred income taxes	(136,870)	(294)
Income from equity investments	(10,659)	(11,937)
Distribution from equity investee	11,138	12,650
Loss on retirements of long-lived assets, non-cash	2,601	1,021
Other, net	(233)	(29)
Changes in operating assets and liabilities:
Receivables, net	(15,331)	613
Prepaid expenses and other assets	(16,521)	(16,350)
Accounts payable and other liabilities	(7,364)	(2,772)
Deferred income	53,696	42,242
Income taxes	19,013	(424)
Net cash provided by operating activities	141,475	121,906
INVESTING ACTIVITIES
Capital expenditures	(65,019)	(42,562)
Distribution from equity investee	487	122
Proceeds from sale of assets	418	30
Acquisition of assets	—	(7,969)
Other, net	—	(279)
Net cash used in investing activities	(64,114)	(50,658)
FINANCING ACTIVITIES
Payment of long-term debt	(473)	(503)
Exercise of Class A common stock options	718	—
Reacquisition of previously issued common stock	(7,175)	(1,009)
Net cash used in financing activities	(6,930)	(1,512)
Net increase in cash and cash equivalents	70,431	69,736
Cash and cash equivalents at beginning of period	256,702	269,011
Cash and cash equivalents at end of period	$327,133	$338,747

International Speedway Corporation - Financial Results I 19